Exhibit 16.1

February 13, 2014

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549
Ladies and Gentlemen:
We have read Item 4.01(a) of Form 8-K dated February 13, 2014, of Delta Apparel, Inc. and are in agreement with the statements contained in the second and third paragraphs of page 2 therein. We have no basis to agree or disagree with other statements of the registrant contained therein.
/s/ Ernst & Young LLP
Atlanta, Georgia